Exhibit 99.1

SOUTHWEST CASINO CORPORATION TO MANAGE DOMINICAN REPUBLIC CASINO FOR PALACE RESORTS

Minneapolis, MN – June 26, 2008 - Southwest Casino Corporation (OTCBB: SWCC) announced today that it has entered into an agreement with a subsidiary of Palace Resorts to manage the casino at the Moon Palace Casino, Golf and Spa Resort in Punta Cana, Dominican Republic.  The casino will be part of a 1700-room, all-inclusive luxury resort that Palace Resorts is constructing on the far eastern tip of the Dominican Republic.  Palace Resorts plans to open the Moon Palace Casino, Golf and Spa Resort in Fall 2008.  Southwest has been consulting with Palace Resorts on the design, development and operation of the casino since September 2007.

Under the new agreement, Southwest will continue to assist Palace Resorts in all phases of design, game selection, training and equipping the casino as a consultant and then manage the casino for five years after it opens in late 2008 or early 2009.  As manager, Southwest will be responsible for all aspects of casino operations and will work with Palace Resorts to market the casino and the resort as a gaming destination.  Southwest receives a monthly fee as a consultant and will receive management fees equal to 5 percent of net casino income after the casino opens, subject to a minimum monthly fee.

“We are excited to announce this extension of our relationship with Palace Resorts.  We have enjoyed working with them as consultants and know that their world-class, luxury resorts match our model for a premier casino offering world-class customer service to its patrons” said Jim Druck, Southwest’s CEO. “We appreciate the chance to help them develop this facility as consultants and look forward to the opportunity and challenges as manager of bringing our joint vision of an elegant, full-service Caribbean casino to reality at the Moon Palace in Punta Cana.”

About Southwest Casino Corporation

Southwest Casino Corporation develops, owns, operates, manages and provides consulting services to casinos, gaming facilities and related amenities.  Southwest owns and operates the Gold Rush Hotel and Casino and Gold Digger’s Casino in Cripple Creek, Colorado.  In addition, Southwest owns a 50 percent membership interest in North Metro Harness Initiative, LLC, which owns and operates Running Aces Harness Park in Columbus, Minnesota.  Southwest’s corporate offices are located at 2001 Killebrew Drive, Suite 350, Minneapolis, Minnesota 55425.

This Press Release does not constitute an offer of to sell or solicitation of an offer to buy any securities.

This Press Release contains forward-looking statements about Southwest’s ongoing business. These forward-looking statements involve risks and uncertainties that could cause the statements to be incorrect or cause actual results to differ materially.  Many of those risks are described in the Risk Factors section of Southwest’s Annual Report on Form 10-KSB filed March 31, 2008.  Other risks applicable to these forward-looking statements are described elsewhere in the Annual Report as well as the company’s other periodic reports filed with the Securities and Exchange Commission. Southwest does not undertake to update any forward-looking statements it makes; but may choose from time to time to update them and, if it does, will disseminate the updates to the investing public.

Contact:

Southwest Casino Corporation

Thomas E. Fox, 952-853-9990

President

Or

Investor Relations:

Strategic Growth International

Stan Altschuler, 212-838-1444

saltschuler@sgi-ir.com

or

Richard Cooper, 212-838-1444

rcooper@sgi-ir.com